Exhibit 99.1

NEWS RELEASE

IR Contacts:
Julia Harper
Chief Financial Officer
1-503-615-1250
julia.harper@radisys.com

Brian Bronson
Corporate Controller and Treasurer
RadiSys Corporation
1-503-615-1281
brian.bronson@radisys.com

RADISYS ANNOUNCES Q2 RESULTS – REVENUE OF $48.9 MILLION AND
EARNINGS OF $1.8 MILLION, OR $.10 PER SHARE

     HILLSBORO, OR — July 16, 2003 — RadiSys Corporation (Nasdaq: RSYS), a leading global provider of embedded systems, reported revenues of $48.9 million for the quarter ended June 30, 2003, a 1% increase from $48.4 million last quarter, and down 6% versus the same period a year ago. Net income for the quarter was $1.8 million, or $.10 per diluted share, versus a net loss of $4.2 million or $.24 per share last quarter, and a net loss of $3.1 million, or $.18 per share, a year ago.

     “The results for the quarter are a testament to the dedication of our team in returning the Company to profitability,” stated Scott Grout, CEO. “We grew our revenue sequentially in the quarter and delivered our strongest earnings performance in over two years, while generating over $4 million in cash flow. We also continued to diversify our revenue base. Design wins this quarter include solutions for products such as: wireless security switches, clinical diagnostic systems, security monitoring systems, medical imaging systems, and test and measurement systems.”

     RadiSys achieved nine new design wins in the quarter. A design win is defined by RadiSys as a project estimated at the time of the design win to produce more than $500 thousand in revenue per year assuming full production. Three of the wins are estimated to produce more than $2 million each in revenue per year, assuming full production. Of the nine wins, seven are in Commercial Systems, one is in Enterprise Systems and one is in Service Provider Systems. Design wins that ramp into production do so at varying rates, on average the ramp begins about twelve months after the win occurs.

     RadiSys is also pleased to announce that Kevin C. Melia has been elected to serve on the RadiSys Board of Directors effective July 15, 2003. Mr. Melia is currently Chairman of the Board of Lightbridge Corporation, a global enabler of mobile and online business solutions and Iona Technologies, a leading middleware software company. He is also a member of the Board of Directors of Horizon Technologies, a European systems integration and distribution company. Most recently, he was the Co-Founder, Chairman and CEO of Manufacturers’ Services Ltd. (MSL), a leading company in the Electronics Manufacturing Services Industry. Prior to establishing MSL, he held a number of senior executive positions over a five-year period at Sun Microsystems, initially as their Executive Vice President of Operations, then as President of Sun Microsystems Computer Company, a Sun Microsystems subsidiary, and finally as CFO of Sun Microsystems Corporation. Mr. Melia also held a number of senior executive positions in operations and finance over a sixteen-year career at Digital Equipment Corporation. Mr. Melia is a Chartered Accountant and holds a joint diploma in Management Accounting from the Accounting Institutes of the U.K and Ireland.

     “We are very pleased to have Kevin join our board,” said Scott Grout, President and CEO of RadiSys. “Kevin’s deep experience and knowledge in enterprise systems, global operations, corporate finance and in pioneering new customer-focused business models will be of significant value in guiding RadiSys’ growth.”

Business Outlook

     The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Commenting on the outlook, Scott Grout, CEO, said “We currently expect revenue and earnings for the third quarter to be similar to that of our second quarter.”

     “We are pleased with the results for the quarter and the progress we’ve made. The goal of the Company will continue to be profitable growth, while spending significant resources on both design wins and standard products that are aligned with our three strategic markets.”

     RadiSys will provide more details about second quarter results and current outlook during a conference call scheduled for 5 PM Eastern Time today. The public is invited to participate in the conference call by either calling 1-800-362-0571, password is RadiSys, or listening via live audio webcast on the RadiSys web-site at www.radisys.com. Replays of the call will be available through September 9, 2003 at 1-888-566-0186 or via audio webcast at www.radisys.com.

     RadiSys is a leading global provider of embedded solutions to the Commercial Systems, Enterprise Systems, and Service Provider Systems markets. RadiSys focuses on industry-leading architecture while working in a close “virtual division” relationship with its customers — improving their time-to-market advantage and reducing cost. The broad range of RadiSys product offerings include board-level embedded computers; blade servers; motherboards; network interfaces and packet processing engines; communications middleware and software such as SS7/IP internetworking and protocol stacks; platforms based on PCI, CompactPCI, CompactPCI 2.16 and ATCA; turnkey gateway systems and professional services.

     For more information, contact RadiSys at info@radisys.com or http://www.radisys.com or call 800-950-0044 or 503-615-1100. For press information only: Lyn Pangares, RadiSys Corporation, 503-615-1220.

     RadiSys is a registered trademark. All other products are trademarks or registered trademarks of their respective companies.

# # #

This press release contains forward-looking statements, including the statements concerning estimated revenue from design wins, and the typical production volume ramp of design wins. Investors are cautioned that not all design wins actually ramp into production, and, if ramped into production, the volumes derived from such design wins may not be as significant as the Company had originally estimated. The determination of a design win is somewhat subjective and is based on information available to the Company at the time of the determination. The Company assumes no responsibility to update investors on the status of announced design wins. Statements about the Company’s guidance for the third quarter, particularly with respect to anticipated revenues and earnings in the third quarter, also constitute forward-looking statements. Actual results could differ materially from those projected in these forward-looking statements as a result of a number of risk factors, including the cyclical nature of our customers’ businesses; the Company’s dependence on a few customers; schedule delays or cancellations in design wins; the Company’s dependence on a few suppliers; intense competition; execution of the development or production ramp for design wins; political, economic and regulatory risks associated with international operations, including interest rate and currency exchange rate fluctuations; the inability to protect RadiSys’ intellectual property or successfully defend against infringement claims by others; disruptions in the general economy and in the Company’s business, including disruptions of cash flow and the Company’s normal operations, that may result from terrorist attacks or armed conflict, particularly in the Middle East, and other risk factors listed from time to time in RadiSys’ SEC reports, including those listed under “Risk Factors” in RadiSys’ Annual Report on Form 10-K for the year ended December 31, 2002, a copy of which may be obtained by contacting the Company’s investor relations department at 503-615-7797 or at the Company’s investor relations website at http://www.radisys.com. Although forward-looking statements help provide complete information about RadiSys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.

All information in this release is as of July 16, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

RadiSys Corporation
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenues	$48,898	$52,152	$97,302	$104,851
Cost of sales	32,945	37,022	66,152	75,008

Gross margin	15,953	15,130	31,150	29,843

Research and development	5,733	7,715	11,273	15,101
Selling, general, and administrative	6,783	8,962	13,331	16,872
Intangible asset amortization	765	765	1,530	1,543
Restructuring charges	—	4,281	1,829	4,281

Income (loss) from operations	2,672	(6,593)	3,187	(7,954)

Gain on repurchase of convertible notes	—	1,504	825	2,859
Interest expense, net	(595)	(642)	(1,001)	(1,450)
Other expense, net	(297)	(188)	(789)	(410)

Income (loss) from continuing operations before income tax benefit	1,780	(5,919)	2,222	(6,955)
Income tax benefit	(9)	(3,247)	—	(4,022)

Income (loss) from continuing operations	1,789	(2,672)	2,222	(2,933)

Discontinued operations related to Savvi:
Loss from discontinued operations	—	(889)	(4,679)	(1,759)
Income tax benefit	—	(489)	—	(967)

Net income (loss)	$1,789	$(3,072)	$(2,457)	$(3,725)

Net income (loss) per share from continuing operations - (basic)	$0.10	$(0.15)	$0.13	$(0.17)

Net income (loss) per share from continuing operations - (diluted)	$0.10	$(0.15)	$0.12	$(0.17)

Net income (loss) per share - (basic)	$0.10	$(0.18)	$(0.14)	$(0.21)

Net income (loss) per share - (diluted)	$0.10	$(0.18)	$(0.14)	$(0.21)

Weighted average shares (basic)	17,785	17,492	17,728	17,450

Weighted average shares (diluted)	18,098	17,492	17,967	17,450

RadiSys Corporation
Consolidated Balance Sheets
(in thousands)

ASSETS

	June 30, 2003 (unaudited)	December 31, 2002

Current assets
Cash and cash equivalents	$30,700	$33,138
Short-term investments	54,398	72,661
Accounts receivable, net	29,464	27,473
Inventories, net	26,962	24,864
Other current assets	2,520	4,361
Deferred tax assets	7,454	7,521

Total current assets	151,498	170,018

Property and equipment, net	23,355	25,882
Goodwill	27,521	29,969
Intangible assets, net	7,963	11,159
Long-term investments	28,875	13,128
Long-term deferred tax assets	21,212	21,437
Other assets	1,713	2,706

Total assets	$262,137	$274,299

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$17,530	$18,933
Accrued wages and bonuses	4,278	4,879
Accrued interest payable	1,421	1,643
Accrued restructuring	3,873	5,178
Other accrued liabilities	8,674	6,911

Total current liabilities	35,776	37,544

Long-term liabilities
Convertible subordinated notes	67,443	77,366
Mortgage payable	6,544	6,588

Total long-term liabilities	73,987	83,954

Total liabilities	109,763	121,498

Shareholders' equity
Common stock, 100,000 shares authorized,
17,839 and 17,605 shares issued and
outstanding	162,819	161,485
Accumulated other comprehensive income:
Cumulative translation adjustment	1,960	1,230
Unrealized gain on securities	77	111
Accumulated deficit	(12,482)	(10,025)

Total shareholders' equity	152,374	152,801

Total liabilities and shareholders' equity	$262,137	$274,299